UNITED STATES

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CAMPBELL SOUP COMPANY

(Name of the Registrant as Specified In Its Charter)

THIRD POINT LLC

DANIEL S. LOEB

THIRD POINT PARTNERS QUALIFIED L.P.

THIRD POINT PARTNERS L.P.

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Third Point Calls on Campbell Soup Company’s Board of Directors to Allow

Shareholders to Have a Voice in CEO Search

Issues Letter to Board Outlining Why the Directors Elected by Shareholders at the Company’s Upcoming Annual Meeting – In Less Than 60 Days – Should be Empowered to Select the Next CEO

Reminds the Board and Fellow Shareholders That the Chances of the Company Attracting a First-Rate Food Executive in the Middle of a Proxy Fight Are Low

Urges CPB Shareholders to VOTE the WHITE Proxy Card to Elect the Independent Slate, Which Brings Significant Experience Selecting and Working With Transformative CEOs

NEW YORK—(BUSINESS WIRE)—Third Point LLC (NYSE: TPRE; LSE: TPOU) (“Third Point”), a New York-based investment firm managing approximately $18 billion in assets and a holder of approximately 7% of the outstanding common shares of Campbell Soup Company (NYSE: CPB) (“Campbell” or the “Company”), today sent a letter to the Company’s Board of Directors (the “Board”) in response to its troubling announcement regarding the ongoing search for a new full-time Chief Executive Officer (“CEO”).

Third Point believes there is no justification or rationale for Campbell to try to fill its full-time CEO position before the Company’s 2018 Annual Meeting of Shareholders in less than 60 days. We believe shareholders have a right to be heard and elect the directors that should ultimately select the Company’s next permanent CEO.

After reading the full text of our letter to the Board below, we encourage all shareholders to review The Independents and our detailed presentation to understand why the Independent Slate is best equipped to select Campbell’s next CEO. We urge shareholders to VOTE the WHITE Proxy Card to elect the Independent Slate and #RefreshTheRecipe.

***

Les Vinney

Chairman of the Board of Directors

Campbell Soup Company

1 Campbell Place

Camden, NJ 08103

October 10, 2018

Dear Mr. Vinney:

We understand from your recent proxy filing that, almost five months after Denise Morrison submitted her resignation, Campbell (“the Company”) is finally searching for a full-time Chief Executive Officer (“CEO”).

In fewer than eight weeks, the shareholders of Campbell will have the opportunity to choose a new direction for the Company when they vote for either the Independent Slate – who together own almost 10% of Campbell shares – or the current, entrenched Board of Directors (the “Board”). All best practices of corporate governance dictate that one of the most important responsibilities of any Board is to hire and supervise a CEO. Considering how close we are to the Annual Meeting on November 29, 2018 and this Board’s poor track record of managing leaders and processes, we think it is entirely uncontroversial to insist that the next permanent CEO be selected by the newly-elected Board.

We believe there are other important reasons that the existing Board should not be charged with running the CEO search at this time.

It seems to us that the chance of the Company being able to attract a first-rate food executive in the middle of a proxy fight is low. No top-notch candidate would join a company when the Board that selected them could be replaced within a few weeks. This person also would be hamstrung by the Board’s loud embrace of its “strategic review” plan, which it has asserted is the only way forward for the Company. In our experience, transformative CEOs like to be instigators, not merely executors. They are there to refresh the recipe when the ingredients have gone stale.

Second, a new CEO would be foolish not to insist on a provision in his or her contract that would provide a “golden parachute” upon quick termination. The Independent Slate, at a minimum, would have a duty to critically assess any candidate installed by the current Board and would most likely wish to bring in its own CEO. We believe the Board knows as much. Thus, any termination payments that this Board agrees to in conjunction with hiring a new CEO in the middle of this proxy contest may be grounds for an action for recovery of corporate waste and a breach of fiduciary duty against those directors who provide such a golden parachute.

Finally, can there be any doubt that the Independent Slate would be better positioned to recruit a first-rate CEO than the current Board, which is dominated by two family shareholders who have stood in the way of necessary and important changes to the Company for decades? Third Point has extensive experience in attracting extraordinary executives to lead formerly underperforming companies like Marissa Mayer at Yahoo, Tad Smith at Sotheby’s, and Joe Almeida at Baxter. Like these CEOs, a new Campbell CEO selected by the Independent Slate would not be mandated to sell the Company or pursue a pre-set strategy. He or she will have the runway needed to operate Campbell for the long-haul.

We trust that you recognize how inappropriate it would be for the Board to hire a new Chief Executive Officer before shareholders vote on November 29, 2018. However, to assuage shareholder concerns, we request that you respond to this letter no later than October 15, 2018 at 5PM EDT and confirm that you will defer any decision about a new CEO until after the upcoming Annual Meeting.

Sincerely,

Third Point LLC

***

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

PLEASE REMEMBER TO CAN THE COMPANY’S CARD! If you return a Campbell’s proxy card – even by simply indicating “withhold” on the Company’s slate – you will revoke any vote you had previously submitted for Third Point on the WHITE proxy card.

IMPORTANT INFORMATION

On September 28, 2018, Third Point LLC filed a definitive proxy statement and on October 1, 2018 filed Supplement No. 1 thereto and on October 9, 2018 filed Supplement No. 2 thereto (collectively, the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of Campbell Soup Company (the “Company”) for use at the Company’s 2018 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE THIRD POINT SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. The Definitive Proxy Statement is available at no charge on the SEC’s website at http://www.sec.gov and is also available, without charge, on request from Third Point LLC’s proxy solicitor, Okapi Partners LLC, at (855) 208-8902 or via email at CPBinfo@okapipartners.com.

CONTACTS

For Media:

Third Point LLC

Elissa Doyle, 917-748-8533

Chief Marketing Officer

edoyle@thirdpoint.com

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